Exhibit 1.1

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

China Metro-Rural Holdings Limited

(Adopted by way of resolution of members on 19 March 2010)

1.	NAME

The name of the company is China Metro-Rural Holdings Limited (the “Company”).

2.	STATUS

The Company is a company limited by shares.

The Company was first incorporated as an international business company under the International Business Companies Act (Cap.291) on 31 January 2002 and immediately prior to its automatic re-registration under the BVI Business Companies Act 2004 on 1 January 2007 was governed by the International Business Companies Act (Cap.291).

3.	REGISTERED OFFICE AND REGISTERED AGENT

As at the date of filing the Notice of Election to Disapply Part IV of the BVI Business Companies Act, the registered office of the Company was Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands; and

As at the date of filing the Notice of Election to Disapply Part IV of the BVI Business Companies Act, the registered agent of the Company was Caribbean Corporate Services Limited of Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands.

4.	CAPACITY AND POWERS

Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

a.	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

b.	for the purposes of paragraph (a), full rights, powers and privileges.

5.	NUMBER AND CLASSES OF SHARES

The Company is authorised to issue a maximum number of 1,000,200,000 shares of US$0.001 each divided into 200,000 preferred shares of US$0.001 each (the “Preferred Shares”) and 1,000,000,000 ordinary shares of US$0.001 each (the “Ordinary Shares”).

6.	RIGHTS ATTACHING TO SHARES

6.1	The rights, preferences and privileges of the Preferred Shares are as follows:—

Dividends. The holders of Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, a dividend per share equal to any dividends per share declared on the Ordinary Shares. The right to such dividends on Preferred Shares shall not be cumulative, and no right shall accrue to the holders of such shares by reason of the Board’s failure to pay or declare and set apart dividends thereon.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Preferred Shares shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company’s shares of all classes an amount equal to US$25 per Preferred Share, and no more, before any distribution of assets. If the assets of the Company shall be insufficient to permit the payment in full to the holders of the Preferred Shares of the amounts thus distributable, then the entire assets of the Company available for such distribution shall be distributed ratably among the holders of the Preferred Shares in proportion to the full preferential amount each such holder is otherwise entitled to receive.

Voting Rights. The holders of the Preferred Shares shall, as a class, be entitled to such number of votes as shall constitute three million one hundred ninety-one thousand two hundred twenty-five (3,191,225) Ordinary Shares (subject to adjustment for stock splits, stock dividends, combinations, and the like upon occurrence of such event, if any) in all matters voted on by the members of the Company and shall be further entitled to such voting rights as may be expressly required by law.

6.2	Each Ordinary Share confers on the holder:

a.	the right to one vote at a meeting of the Members or on any Resolution of Members;

b.	subject to the provisions of Clause 6.1 hereof, the right to an equal share in any Distribution paid by the Company; and

c.	subject to the provisions of Clause 6.1 hereof, the right to an equal share in the distribution of the surplus assets of the Company on a winding up.

7.	VARIATION OF CLASS RIGHTS

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not the Company is being wound-up, may be varied with the consent in writing of the holders of a majority of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

8.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9.	REGISTERED SHARES

The Company shall issue registered shares only, and such shares may be in full or fractional form. The Company is not authorised to issue bearer shares, convert registered shares to bearer shares, or exchange registered shares for bearer shares.

10.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

Subject to Clause 7, the Company may only amend its Memorandum or Articles by an Ordinary Resolution of Members.

11.	DEFINITIONS

The meanings of words in this Memorandum are as defined in the Articles annexed hereto.

We, Caribbean Corporate Services Limited, of 3 rd Floor, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands for the purpose of disapplying Part IV of the BVI Business Companies Act in relation to the Company hereby sign these Memorandum of Association the 24th day of July, 2009.

Registered Agent

Janice Skelton

Authorised Signatory

Caribbean Corporate Services Limited